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                                                                  EXHIBIT 10(EE)

BOARD OF DIRECTORS MEETING
January 27, 1994

              AMENDMENTS TO THE OLIN 1991 LONG TERM INCENTIVE PLAN

  RESOLVED that the Olin 1991 Long Term Incentive Plan (the "1991 Plan") is hereby amended as follows:

  (1) The proviso clause following clause (ii) of Section 7(a) of the 1991 Plan is amended to read in its entirety as follows:

  "provided further that no amendment, suspension, discontinuation or termination (i) that would impair the rights of such Participant, holder or beneficiary shall be made with respect to Section 9 of the Plan after a Change of Control, as defined therein and (ii) may increase the amount of payment of any Award to any Participant."

  (2) Section 7(b) of the 1991 Plan is amended to add the following after the words "Section 9" and before the period:

  "; provided further that the Committee may not increase the payment of any Award granted any Participant."